Exhibit 10.10

INOGEN, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of October 1, 2013 (the “Effective Date”), by and between Inogen, Inc., a Delaware corporation (the “Company”), and Ray Huggenberger (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into an employment agreement, dated January 2, 2007, and amended by addendum dated September 23, 2008 (the “Original Agreement”).

WHEREAS, the Company desires to amend and restate the Original Agreement embodying the terms of Executive’s employment from and after the Effective Date, and Executive desires to enter into this Agreement make such amendments.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, (iii) any benefits provided under the Company’s employee benefit plans, and (iv) any benefits under policies upon a termination of employment, in accordance with the terms contained therein, including, without limitation, rights with respect to accrued but unused vacation.

(b) “Annual Bonus” shall have the meaning set forth in Section 4(b) below.

(c) “Base Salary” shall mean the salary provided for in Section 4(a) below or any increased salary granted to Executive pursuant to Section 4(a).

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cause” shall mean (i) Executive’s conviction of any crime (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of Executive’s duties to the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company; (ii) conduct of the Executive, in connection with his employment, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company, including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iii) any material violation of the operating and ethics policies of the Company, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (iv) willful neglect in the performance of Executive’s duties or willful or repeated failure or refusal to perform such duties; or (v) Executive’s breach of any material provision of this Agreement, including, without limitation, any provision of Section 9.

(f) “Change of Control” shall mean, following an IPO, the occurrence of any of the following events during the Post-IPO Period:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Change of Control Period” shall mean, following an IPO, the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change of Control.

(h) “Change of Control Severance Term” shall mean the thirty-six (36) months following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, provided such termination occurred within the Change of Control Period.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company” shall have the meaning set forth in the preamble hereto.

(k) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(l) “Competitive Activities” shall mean any business activities in which the Company is engaged (or has committed plans to engage) during the Term of Employment.

(m) “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers or others who do business with the Company, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Executive of Section 9(a) below.

(n) “Developments” shall have the meaning set forth in Section 9(b) below.

(o) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance (with or without reasonable accommodation) of Executive’s performance of the essential functions of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).

(p) “Effective Date” shall have the meaning set forth in the preamble hereto.

(q) “Executive” shall have the meaning set forth in the preamble hereto.

(r) “Good Reason” shall mean, without Executive’s consent, (i) a substantial and material diminution in Executive’s duties or responsibilities (which shall exclude any diminution in connection with the change in Executive’s position as contemplated in Section 3(a) hereof); (ii) a reduction in Base Salary or Annual Bonus opportunity of 10% or more; or (iii) the failure of the Company to pay any compensation when due.

(s) “Interfering Activities” shall mean directly or indirectly soliciting any individual employed by the Company, provided that the foregoing shall not be violated by general advertising not targeted at employees of the Company.

(t) “MIP” shall have the meaning set forth in Section 4(b) below.

(u) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(v) “Post-IPO Period” shall mean the period of time immediately following the occurrence of the effective date of the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission in connection with an initial public offering of the Company’s securities (an “IPO”).

(w) “Pre-IPO Period” shall mean the period of time beginning on the Effective Date and ending upon the effective date of an IPO.

(x) “Release Expiration Date” shall mean the date which is twenty-one (21) days following the date upon which the Company delivers Executive the release contemplated in Section 8(h) below, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following such delivery date.

(y) “Restricted Area” shall mean any State of the United States of America or any other jurisdiction in which the Company engages (or has committed plans to engage) in business during the Term of Employment.

(z) “Restricted Period” shall mean the period commencing on January 2, 2007 and extending to the nine (9) month anniversary of Executive’s termination of employment for any reason.

(aa) “Severance Term” shall mean:

(i) During the Pre-IPO Period, the twelve (12) months following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, assuming no such termination had occurred.

(ii) During the Post-IPO Period, the twenty-four (24) months following the Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, assuming no such termination had occurred.

(bb) “Term of Employment” shall mean the period specified in Section 2 below.

Section 2. Term of Employment.

The Company agrees to employ Executive and Executive agrees to serve the Company on the terms and conditions set forth herein. The term of the Executive’s employment hereunder shall continue until terminated as hereinafter specified in Section 8.

Section 3. Position, Duties and Responsibilities; Place of Performance.

(a) During the Term of Employment, Executive shall serve as the Chief Executive Officer of the Company, together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time, and shall have such duties typically associated with such title. Executive also shall serve as a member of the Company’s Board, and as an officer and/or director of any subsidiary of the Company, in each case, without additional compensation.

(b) Executive shall devote his full business time, attention, skill and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c) Executive’s principal place of employment shall be in Goleta, California, although Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. Compensation. During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary.

(i) Commencing as of the Effective Date and continuing during the Pre-IPO Period, Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $400,000, less applicable withholdings.

(ii) During the Post-IPO Period, Executive shall be paid an annualized Base Salary, payable in accordance with the regularly payroll practices of the Company, of not less than $440,000, less applicable withholdings.

The Base Salary shall be subject to annual review by the Board or the Compensation Committee for increase, but not decrease, based on both Executive and Company performance.

(b) Annual Bonus.

(i) Executive is eligible for an annual performance bonus award (the “Annual Bonus”), determined pursuant to the Company’s Management Incentive Plan (the “MIP”). Executive’s current year target Annual Bonus is 40% of Executive’s Base Salary (the “Bonus Target”) and is effective from January 1, 2013 through September 30, 2013.

(ii) Commencing as of the Effective Date and continuing during the Pre-IPO Period, the Bonus Target shall equal 50% of Executive’s Base Salary.

(iii) During the Post-IPO Period, the Bonus Target shall equal 60% of Executive’s Base Salary.

The actual Annual Bonus payable shall be between 0% and Executive’s Bonus Target, with specific financial targets for the MIP which are mutually agreed upon between the Executive and the Board. To the extent that such targets are financial and quantifiable, such Annual Bonus is payable on a sliding scale mutually agreed upon between the Executive and the Board. The Annual Bonus, or installments thereof, is earned as of the end of any applicable fiscal year and paid to Executive following the annual audit for such fiscal year at such time as annual bonuses are paid to other senior executives of the Company.

(c) Liquidation Fee. In the event of a Change of Control, liquidation, dissolution, or winding up on the Company occurring prior to an IPO (a “Deemed Liquidation Event”), as described in Section 4.2.2 of the Company’s Certificate of Incorporation, as amended and restated (the “Certificate”), which is consummated during the term of this Agreement, the Company shall pay to Executive on the closing of such Deemed Liquidation Event a cash bonus (the “Liquidation Bonus”), in the same form or forms of payment and in the same proportions paid by the purchaser(s) to the holders of the Company’s equity securities upon the transaction, whether such distribution is at closing or a delayed distribution pursuant to the application of any escrow, earn-out or other similar arrangement. The Liquidation Bonus shall be calculated as follows:

(i) For a Deemed Liquidation Event in which the assets or funds available for distribution to the holders of the Company’s capital stock following the payment of all expenses and indebtedness of the Company (the “Available Funds”) is less than or equal to $30,000,000, the Liquidation Bonus shall be $100,000; and

(ii) For a Deemed Liquidation Event in which the aggregate Available Funds is greater than $30,000,000, the Liquidation Fee shall be an amount equal to the greater of (A) $100,000 or (B) an amount equal to one percent (1%) of the difference between the Available Funds and $30,000,000.

Section 5. Executive Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company, including the same number of holidays, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time. Executive also shall be entitled to four (4) weeks’ paid vacation per each 12 month period. Unused vacation may be carried over from year to year, but at no time can Executive accrue more than seven (7) weeks of unused vacation at any one time. Once that limit is reached, Executive may not accrue any further vacation unless and until Executive has used some or all of his accrued vacation.

Section 6. Key-Man Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

Section 7. Payment and Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall pay, or if Executive shall have paid, shall promptly reimburse Executive for any and all such reasonable business expenses for business, entertainment, promotion, professional association dues and travel incurred by Executive in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time, and subject to the consent of the Board.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company. The payment hereunder of any deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall not be paid to Executive until such time as Executive has undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h).

(b) Termination due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. In the event Executive’s employment is terminated due to his death or Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company; and

Following such termination of Executive’s employment by the reason of death or Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any termination for Cause which is described in clause (iv) or, to the extent capable of being cured, clause (v) of the definition of Cause set forth in Section 1(e) above, Executive shall be given not less than ten (10) days written notice by the Board of the intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Executive has fully cured such acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause Unrelated to a Change of Control. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) outside of the Change of Control Period, Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company;

(iii) Continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, it being agreed that each installment of Base Salary payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code; and

(iv) Continuation, during the period of time permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986 (the “COBRA Period”), of the medical benefits provided to Executive and his covered dependants under the Company’s health plans in effect as of the date of such termination, it being understood and agreed that Executive shall be required to pay that portion of the cost of such medical benefits as Executive was required to pay (including through customary deductions from Executive’s paycheck) as of the date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the COBRA Period in the event that Executive becomes eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity during the COBRA Period.

Notwithstanding anything in this Section 8(d)(iv) to the contrary, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act, the Patient Protection and Affordable Car Act, and the Health Care and Education Reconciliation Act of 2010), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the portion of the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and his eligible dependents at coverage levels in effect immediately prior to Executive’s termination (which amount will equal the excess of the full monthly COBRA premium cost Executive would be required to pay and the monthly medical premium costs that Executive was required to pay as of immediately prior to the date of Executive’s termination of employment with the Company), which payments will be made regardless of whether

Executive or his eligible dependents elect COBRA continuation coverage on the first payroll date following Executive’s termination of employment (subject to any delay as may be required by Section 13 of this Agreement) and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the end of the COBRA Period. For the avoidance of doubt, the taxable payments in lieu of COBRA subsidies may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii) and (iv) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Section 9 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Executive with Good Reason Unrelated to a Change of Control. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and, if such termination occurs outside of the Change of Control Period, Executive shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Company without Cause or by Executive with Good Reason in Connection with a Change of Control. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or Executive terminates his employment with Good Reason (by providing thirty (30) days written notice to the Company and with such cure period as described in subsection 8(e), above) during the Change of Control Period, Executive shall be entitled to the same payments and benefits as described in Section 8(d) above, provided, however, that payment of Executive’s of Base Salary shall continue through the Change of Control Severance Term, rather than the Severance Term. Such continuing payments shall be payable in accordance with the Company’s regular payroll practices, it being agreed that each installment of Base Salary payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Any payments previously made to Executive under Section 8(d) or 8(e) above, shall offset the payments and benefits due to Executive under this Section 8(f), if any.

(g) Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of

Executive’s employment under this Section 8(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsection (d), (e), or (f) of this Section 8 (other than the Accrued Obligations), Executive shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company in the form attached hereto as Exhibit A, and any waiting periods contained in such release shall have expired. To the extent that the Company requires execution of such release, the Company shall deliver such release to Executive within ten (10) business days following the termination of Executive’s employment hereunder. In the event that Executive fails to execute such release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to subsection (d), (e), or (f) of this Section 8 (other than the Accrued Obligations). Notwithstanding anything contained in this Section 8 to the contrary in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.

Section 9. Restrictive Covenants. Executive acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the business and assets of the Company, and (B) by his employment with the Company, Executive will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company.

(a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose to or use for the benefit of any third party any Confidential Information.

(b) Non-Competition. Executive covenants and agrees that during the Term of Employment, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Executive from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation, or serving as a member of the boards of directors of other companies; provided that such service does not create a conflict of interest with his employment with the Company.

(c) Non-Solicitation; Non-Interference. During the Restricted Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d) Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e) Works for Hire. Executive agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with any personnel of the Company (collectively referred to as “Developments”). Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. In addition, and not in contravention of any of the foregoing, Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Executive retains any such moral rights under applicable law, Executive hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

(f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 10. Injunctive Relief.

Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Executive from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and, except as provided in Section 8(d)(v) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code (as defined below) Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 13(c). Except as required by Section 13(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of subsection (a) above.

(e) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of subsection (a) above.

(f) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(g) For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without Executive’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), to a person or entity other than an affiliate or parent entity of the Company, or their respective successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Executive shall not be required in connection therewith.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company and Executive any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law and Jurisdiction.

This Agreement is governed by and is to be construed under the laws of the State of California, without regard to conflict of laws rules. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof (other than claims for injunctive relief, which shall be governed by Section 10 hereof) shall be brought exclusively in the Federal court in the State of California. By execution of the Agreement, the parties hereto, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Agreement.

Section 18. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 21. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Limitation on Payments.

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 22, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a) delivered in full, or

(b) delivered as to such letter extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this Section 22.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 22 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 22, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 22. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 22.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*    *    *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Inogen, Inc.

/s/ Alison Bauerlein
By: Alison Bauerlein
Title: Chief Financial Officer

EXECUTIVE:

/s/ Raymond Huggenberger
Raymond Huggenberger

EXHIBIT A

FORM OF RELEASE